Exhibit 99.1

NEWS RELEASE

Albany International Announces CEO Succession Plan

Rochester, New Hampshire, August 1, 2017 – Albany International Corp. (NYSE:AIN) announced today that President and CEO Joseph Morone has decided to retire in 2018. The Company’s Board has instituted a CEO search to consider candidates to succeed Dr. Morone, who will continue to serve as CEO until his successor is in place. Dr. Morone has also agreed to remain on the Board for an appropriate period of time to support the transition and ensure an orderly handoff to his successor.

Dr. Morone said, “It’s been my honor to lead Albany as CEO for the past 11 years, and to have served on the Board for the past 21 years. I will turn 65 next year and the Board and senior management have been aware for some time of my desire to retire in 2018. I am also committed to staying on for a transition period after our new CEO is in place to ensure an orderly hand-off. I have great confidence in a successful outcome to this process. This Company and both businesses are in great shape, in the hands of strong management teams, and well positioned for the future. I look upon this transition with the same optimism and confidence in Albany’s future as I have shared with our employees and investors during my tenure, and will do my best to keep us focused, as always, on execution – on safety, quality, delivery, cost and technology – throughout this process.”

Chairman Erkie Kailbourne commented, “The entire Albany Board – including Dr. Morone – has been laying the groundwork for a successful transition for several years, and we share in his confidence that the Company will enjoy an orderly, transparent hand-off and succession, and will not miss a beat in the execution of our strategy. We have retained executive search firm Russell Reynolds Associates, Inc. to assist us in conducting a comprehensive, global search, and all signs point to a very strong slate of candidates. With Joe’s support throughout this process, we are confident that we will achieve a smooth transition for the benefit of all of our stakeholders: investors, employees, customers, suppliers and local communities.”

This release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “would,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in Albany’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from Albany’s historical experience and our present expectations or projections.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

Investors	Media
John Cozzolino, 518-445-2281	Heather Kralik, 801-505-7001
john.cozzolino@albint.com	heather.kralik@albint.com